Exhibit 10.35

INDEPENDENT DIRECTOR APPOINTMENT AGREEMENT

THIS INDEPENDENT DIRECTOR APPOINTMENT AGREEMENT (this “Agreement”), dated as of May 30, 2025, is by and between Star Fashion Culture Holdings Limited, a company registered and incorporated in the Cayman Islands (the “Company”), and Li Mengting, an individual (the “ID”).

AGREEMENT

1	Appointment

1.1	Subject to the provisions of this Agreement, the ID is hereby appointed as an independent director of the Company as of the date hereof. Such appointment will become effective immediately upon the execution of this Agreement. (the “Effective Date”).

1.2	The appointment of the ID is subject to the memorandum and articles of association of the Company as is currently in effect and as may be modified or amended from time to time (the “Memorandum and Articles”). Nothing in this letter will be taken to exclude or vary the terms of the Memorandum and Articles as it applies to the ID as a director of the Company. Any continued appointment as independent director is subject to election by the Company’s shareholders at the annual general meeting (the “AGM”) at which either the Memorandum and Articles requires, or the board of directors of the Company (the “Board”) resolves, that the ID stands for re-election.

1.3	The ID agrees hold office for the term as stipulated in the Memorandum and Articles.

1.4	Continuation of service of the ID as a director is also contingent on satisfactory performance, as determined by the nomination committee of the Board, and any relevant statutory provisions relating to the removal of a director.

1.5	The nomination committee of the Board may nominate the ID to serve for successive term(s), in its discretion and subject to agreement of the ID and re-election at the AGM in accordance with the Memorandum and Articles.

1.6	The ID may be appointed to serve on one or more committees of the Board. The ID has been appointed to, and has agreed to serve on, the audit, compensation and nominating and corporate governance committee during the initial term of service of the ID, which includes all committees to which the ID is being appointed. The committee charters for each of the committees are included as Exhibit A hereto.

1.7	The Company may terminate the appointment of the ID with immediate effect, without advance notice or remuneration, if the ID:

(a)	commits a material breach of his obligations under this Agreement;

(b)	commits any serious or repeated breach or non-observance of his obligations to the Company (which includes an obligation not to breach his duties to the Company, whether statutory, fiduciary or common law);

(c)	is guilty of any negligence, fraud or dishonesty or have acted in a manner which, in the opinion of the Company acting reasonably, brings or is likely to bring the ID or the Company and its subsidiaries (the “Group”) into disrepute or is materially adverse to the interests of the Group;

(d)	is convicted of any arrestable criminal offence other than an offence under road traffic legislation anywhere in the world for which a fine or non-custodial penalty is imposed;

(e)	is restricted or disqualified from acting as a director of any company;

(f)	in the opinion of the majority of the Board, becomes incapable by reason of mental disorder of discharging his duties as a director;

(g)	has been absent for more than six consecutive months without permission of the Board from meetings of the directors held during that period and his alternate director (if any) will not have attended any such meeting in his place during such period and all of his co-directors pass a resolution that by reason of such absence the ID has vacated his office;

(h)	is required in writing (whether in electronic form or otherwise) by all his co-directors to resign; or

(i)	has not complied with the Company’s anti-corruption and bribery policy and procedures or any applicable bribery or corruption legislation.

1.8	The Company may also terminate the employment of the ID without cause upon thirty (30) days’ advance notice in writing.

1.9	The ID may resign in accordance to the Memorandum and Articles of the Company.

1.10	On termination of the appointment the ID, the ID will at the request of the Company resign from his office as a director of the Company.

1.11	The status of the ID during his term of service as a director will be that of an independent contractor and not an employee of the Company.

2	Obligations as ID

2.1	The ID will be expected to spend a sufficient amount of time as may be necessary for the Board to address matters relating to the Company’s investment policy and the use of funds raised by the Company from time to time and to attend any meetings of the Board as may be called from time to time. The ID will be expected to devote such time as is necessary for the proper performance of his duties and the ID should be prepared to attend quarterly board meetings (at which directors will be asked to approve the filing with the U.S. Securities and Exchange Commission (the “SEC”) of annual and interim financial statements and the company’s annual report as well as another board meeting called for the purposes of reviewing and approving the Company’s budget for the subsequent year.

2.2	Meetings may involve the ID in some overseas travel, the expenses of which will be reimbursed by the Company in accordance with normal payroll practices. In addition, the ID will be required to consider all relevant papers before each meeting. Unless urgent and unavoidable circumstances prevent the ID from doing so, it is expected that the ID will attend the meetings outlined above.

2.3	The nature of the role makes it impossible to be specific about the maximum time commitment, and there is always the possibility of additional time commitment in respect of preparation time and ad hoc matters which may arise from time to time, and particularly when the Company is undergoing a period of increased activity. At certain times it may be necessary to convene additional Board, committee or shareholder meetings.

2.4	The time commitment will increase should the ID becomes a committee member or chair, or if the ID is given additional responsibilities.

2.5	By accepting this appointment, the ID undertakes that, taking into account all other commitments the ID may have, the ID is able to, and will, devote sufficient time to his duties as a director.

3	Roles and Duties

3.1	The Board as a whole is collectively responsible for the success of the Company. The Board’s role is to:

(a)	provide oversight of the Company within a framework of prudent and effective controls which enable risk to be assessed and managed;

(b)	in conjunction with management, set the Company’s strategic aims, ensure that the necessary financial and human resources are in place for the Company to meet its objectives, and review management performance; and

(c)	in conjunction with management, set the Company’s values and standards and ensure that its obligations to its shareholders and others are understood and met.

3.2	As an independent director, the ID will have the same general legal responsibilities to the Company as any other director. The ID will be expected to perform his duties, whether statutory, fiduciary or common law, faithfully, efficiently and diligently to a standard commensurate with both the functions of his role and his knowledge, skills and experience.

3.3	The ID will exercise his powers in his role as a director having regard to relevant obligations under prevailing law and regulation, including, without limitation, the BVI Companies Act (the “Act”), the rules and regulations of the SEC, and the rules of the Nasdaq Stock Market (“Nasdaq”).

3.4	The ID agrees to abide by and follow all such procedures set forth in the Company’s code of business conduct and ethics, as may be in existence now or at any time during the term of this Agreement, and any other policy, code or document governing the conduct of directors of the Company as may be in existence now or at any time during the terms of this Agreement.

3.5	In the role of the ID as a director, the ID will be required to:

(a)	constructively challenge proposals on strategy;

(b)	scrutinize the performance of management in meeting agreed goals and objectives and monitor the reporting of performance;

(c)	satisfy himself that the Company has processes in place to ensure the integrity of financial information and that financial controls and systems of risk management are robust and defensible;

(d)	subject to the authority delegated to the compensation committee, determine appropriate levels of remuneration of executive directors, if any, and have a prime role in appointing and, where necessary, removing any executive directors, and in succession planning;

(e)	devote time to developing and refreshing his knowledge and skills;

(f)	uphold high standards of integrity and probity and support the Company and the other directors in instilling the appropriate culture, values and behaviours in the boardroom and beyond;

(g)	take into account the views of shareholders where appropriate;

(h)	exercise relevant powers under, and abide by, the Memorandum and Articles;

(i)	exercise his powers as a director in accordance with the Company’s policies and procedures and internal control framework or any applicable bribery or corruption legislation; and

(j)	not do anything that would cause him to be disqualified from acting as a director under the Act, Memorandum and Articles, rules and regulations of the SEC, or Nasdaq rules.

3.6	The ID will disclose any direct or indirect interest which the ID may have in any matter being considered at a Board meeting or committee meeting and, save as permitted under the Memorandum and Articles and the Company’s code of ethics, the ID will not vote on any resolution of the Board, or of one of its committees, on any matter where the ID has any direct or indirect interest.

3.7	The ID will immediately report to the Company his own wrongdoing or the wrongdoing or proposed wrongdoing of any employee (where any) or director of which the ID becomes aware.

3.8	Unless specifically authorized to do so by the Board, the ID will not enter into any legal or other commitment or contract on behalf of the Company.

3.9	The ID will be entitled to request all relevant information about the Company’s affairs as is reasonably necessary to enable the ID to discharge his responsibilities as a independent director.

3.10	In the event that the ID has a direct or indirect financial or personal interest in a contract or transaction to which the Company is a party, or the ID is contemplating entering into a transaction that involves use of corporate assets or competition against the Company, the ID shall promptly disclose such potential conflict to the applicable Board committee or the Board and proceed as directed by such committee or the Board, as applicable. The ID acknowledges the duty of loyalty and the duty of care owed to the Company pursuant to applicable law and agrees to act in all cases in accordance with applicable law.

3.11	The ID further agrees not to assume employment with or provide services to any of the Company’s competitors, or engage, whether as principal, partner, licensor or otherwise, any of the Company’s competitors without the Company’s prior express consent.

3.12	During the term of the engagement of the ID and for a period of one (1) year following the last date of engagement of the ID, the ID agrees not to, directly or indirectly, solicit or attempt to solicit any of the Company’s employees, independent contractors, contacts, clients, suppliers, customers or other persons or entities introduced to the ID in his capacity as a representative of the Company for any purpose whatsoever, including but not limited to offering them employment or services that compete with the Company’s business or may harm the business relationship of the Company with these persons or entities.

4	Fees and Expenses

4.1	Upon the Effective Date and during the term of this Agreement, the ID shall receive a monthly remuneration of 10,000.00 RMB which shall accrue on a day to day basis payable in arrears on the last day of each calendar month provided that if the Appointment is terminated prior to the end of a calendar month, the ID shall only be entitled to a proportionate part of such salary in respect of the period of service during the relevant month up to the date of termination (“Compensation”). The Compensation may be reviewed during the term of this Agreement by the compensation committee of the Board pursuant to its terms of reference after the Effective Date. Any adjustment of the Compensation shall be recommended by the compensation committee of the Board (when applicable) and approved by the Board duly convened pursuant to the then current Memorandum and Articles of the Company.

4.2	Upon submission of adequate documentation by the ID to the Company, the ID shall be reimbursed for all reasonable expenses incurred in connection with the ID’s positions as a member of the Board and for services as a member of each committee of the Board to which the ID may be appointed.

5	Independence

5.1	The Board of the Company has determined the ID to be independent, taking account of the guidance contained in Nasdaq rules.

5.2	It is accepted and acknowledged that the ID has business interests other than those of the Company. The Company expressly acknowledges that the ID (i) is or may become a full-time employee of another entity and that responsibilities of the ID to such entity must have priority over the responsibilities of the ID to the Company and (ii) sit or may sit on the board of directors of other entities, subject to any limitations set forth in the Sarbanes-Oxley Act of 2002 and the rules of Nasdaq.

5.3	Notwithstanding the foregoing, the ID acknowledges the importance of avoiding conflicts of interest and the appearance of conflicts of interest. Accordingly, the ID has disclosed all present or currently existing conflicts and agree to disclose to the Company any future commitments, whether such commitments create potential or actual conflicts of interest or the appearance of any conflicts. In the event that the ID becomes aware of any further potential or actual conflicts of interest, these should be disclosed to the Company as soon as they become apparent and the agreement of the Board may have to be sought. The ID should immediately recuse himself from decision making on any matter on which there is a conflict.

5.4	The ID represents to the Company that his execution and performance of his duties as a director of the Company do not and will not violate any agreement or obligation, whether written or not, that the ID may have with or to any person, including without limitation any prior or current employer.

6	Confidentiality

6.1	The ID agrees and acknowledges that, by reason of the nature of the ID’s duties on the Board, the ID will have or may have access to and become informed of proprietary, confidential and secret information which is a competitive asset of the Company (the “Confidential Information”), including, without limitation, any lists of customers or suppliers, distributors, financial statistics, research data or any other statistics and plans or operation plans or other trade secrets of the Company and any of the foregoing which belong to any person or company but to which the ID has had access by reason of the ID’s relationship with the Company.

6.2	The term “Confidential Information” shall not include information which: (i) is or becomes generally available to the public other than as a result of a disclosure by the ID or the ID’s representatives; or (ii) is required to be disclosed by the ID due to governmental regulatory or judicial process.

6.3	The ID agrees faithfully to keep in strict confidence, and not, either directly or indirectly, to make known, divulge, reveal, furnish, make available or use (except for use in the regular course of employment duties) any such Confidential Information.

6.4	The ID acknowledges that all manuals, instruction books, price lists, information and records and other information and aids relating to the Company’s business, and any and all other documents containing Confidential Information furnished to the ID by the Company or otherwise acquired or developed by the ID, shall at all times be the property of the Company.

6.5	Upon termination of the ID’s services hereunder, the ID shall return to the Company any such property or documents which are in the ID’s possession, custody or control, but this obligation of confidentiality shall survive such termination until and unless any such Confidential Information shall have become, through no fault of the ID, generally known to the public. The obligations of the ID under this subsection are in addition to, and not in limitation or pre-emption of, all other obligations of confidentiality which the ID may have to the Company under general legal or equitable principles.

6.6	The ID will notify the Company promptly if the ID is subpoenaed or otherwise served with legal process in any manner involving the Company. In the event of any claim or litigation against the Company, or any officer, employee, or director of the Company, based upon any alleged conduct, acts or omissions, the ID will cooperate with the Company and provide to the Company such information and documents in his possession or control as are necessary and reasonably requested by the Company or its counsel.

6.7	Nothing in paragraphs 6.1 to 6.6 will prevent the ID from disclosing information which he is entitled to disclose under any statutory provision, provided that the disclosure is made in accordance with the provisions of such statutory provision.

7	Insurance and Indemnity

7.1	The Company and the ID agree that indemnification with respect to the ID’s service on the Board shall be governed by that certain Indemnification Agreement attached as Exhibit B hereto (the “Indemnification Agreement”).

8	Changes to Personal Details

8.1	The ID will advise the company secretary of the Company promptly of any change in address or other personal contact details.

9	Withholding

9.1	The ID agrees to cooperate with the Company to take all steps necessary or appropriate for the withholding of taxes by the Company required under law or regulation in connection herewith, and the Company may act unilaterally in order to comply with such laws.

10	Variation

10.1	No variation or modification of this Agreement will be effective unless it is in writing and signed by the ID and the Company (or respective authorized representatives). The failure to enforce at any time the provisions of this letter or to require at any time performance by the other party hereto of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this letter or any part hereof, or the right of either party hereto to enforce each and every provision in accordance with its terms. No waiver by either party hereto of any breach by the other party hereto of any provision of this letter to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at that time or at any prior or subsequent time.

11	Governing Law and Dispute Resolution

11.1	This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns.

11.2	This Agreement shall be construed under the laws of the State of New York, without application to the principles of conflicts of laws.

12	Entire Agreement

12.1	This Agreement, the Indemnification Agreement and the Offer Letter constitute the entire understanding between the parties with respect to the ID’s service on the Board and there are no prior or contemporaneous written or oral agreements, understandings, or representations, express or implied, directly or indirectly related to this Agreement that are not set forth or referenced herein. This Agreement supersedes all negotiations, preliminary agreements, and all prior and contemporaneous discussions and understandings of the parties hereto and/or their affiliates with respect to the ID’s service on the Board. The ID acknowledges that he has not relied on any prior or contemporaneous discussions or understanding in entering into this Agreement.

13	Miscellaneous

13.1	This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together will constitute one and the same instrument.

13.2	The recitals to this Agreement are true and correct and are incorporated herein, in their entirety, by this reference.

13.3	The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.4	The titles and captions of paragraphs and subparagraphs contained in this Agreement are provided for convenience of reference only, and shall not be considered terms or conditions of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Independent Director Appointment Agreement as of the date first above written.

Star Fashion Culture Holdings Limited

By:	/s/ Zhang Pingting
Name:	Zhang Pingting
Title:	Director

The Independent Director

Signature:	/s/ Li Mengting
Name:	Li Mengting

EXHIBIT A

COMMITTEE CHARTERS

A-1

EXHIBIT B

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (the “Agreement”), dated as of May 30, 2025, is by and between Star Fashion Culture Holdings Limited, a company registered and incorporated in the Cayman Islands (the “Company”), and Li Mengting, a member of the Company’s board of director (the “Board”) (the “Indemnitee”).

RECITAL

WHEREAS, highly competent persons have become more reluctant to serve corporations as directors or in other capacities unless they are provided with adequate protection through insurance or adequate indemnification against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of the corporation;

WHEREAS, the amended and restated memorandum and articles of association (the “Memorandum and Articles”) of the Company require indemnification of the officers and directors of the Company and the Indemnitee may also be entitled to indemnification pursuant to the BVI Business Companies Act (the “Act”);

WHEREAS, the Memorandum and Articles and the Act expressly provide that the indemnification provisions set forth therein are not exclusive, and thereby contemplate that contracts may be entered into between the Company and members of the Board and other persons with respect to indemnification;

WHEREAS, the Company desires to provide the Indemnitee with specific contractual assurance of the Indemnitee’s rights to full indemnification against litigation risks and expenses (regardless, among other things, of any amendment to or revocation of the Memorandum and Articles); and

WHEREAS, the Indemnitee agrees to serve as a director from and after the date hereof, provided that he is furnished the indemnification provided for herein.

AGREEMENT

NOW, THEREFORE, in consideration of the Indemnitee’s agreement to serve as a director from and after the date hereof, the parties hereto agree as follows:

1.	Indemnity of the Indemnitee

1.1	The Company hereby agrees to hold harmless and indemnify the Indemnitee to the fullest extent permitted by law, as such may be amended from time to time. In furtherance of the foregoing indemnification, and without limiting the generality thereof:

(a)	Proceedings Other Than Proceedings by or in the Right of the Company

The Indemnitee shall be entitled to the rights of indemnification provided in this Section l.1(a) if, by reason of his Corporate Status (as hereinafter defined), the Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding (as hereinafter defined) other than a Proceeding by or in the right of the Company. Pursuant to this Section 1.1(a), the Indemnitee shall be indemnified against all Expenses (as hereinafter defined), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him, or on his behalf, in connection with such Proceeding or any claim, issue or matter therein, if the Indemnitee acted honestly and in good faith and in a manner the Indemnitee believed to be in the best interests of the Company, and with respect to any criminal Proceeding, had no reasonable cause to believe the Indemnitee’s conduct was unlawful.

(b)	Proceedings by or in the Right of the Company.

The Indemnitee shall be entitled to the rights of indemnification provided in this Section 1.1(b) if, by reason of his Corporate Status, the Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding brought by or in the right of the Company. Pursuant to this Section 1.1(b), the Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by the Indemnitee, or on the Indemnitee’s behalf, in connection with such Proceeding if the Indemnitee acted honestly and in good faith and in a manner the Indemnitee believed to be in the best interests of the Company; provided, however, if applicable law so provides, no indemnification against such Expenses shall be made in respect of any claim, issue or matter in such Proceeding as to which the Indemnitee shall have been adjudged to be liable to the Company unless and to the extent that the courts of the BVI shall determine that such indemnification may be made.

(c)	Indemnification for Expenses of a Party Who is Wholly or Partly Successful.

Notwithstanding any other provision of this Agreement, to the extent that the Indemnitee is, by reason of his Corporate Status, a party to and is successful, on the merits or otherwise, in any Proceeding, he shall be indemnified to the maximum extent permitted by law, as such may be amended from time to time, against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith. If the Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify the Indemnitee against all Expenses actually and reasonably incurred by him or on his behalf in connection with each successfully resolved claim, issue or matter. For purposes of this Section and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

2.	Indemnification for Expenses of a Witness.

2.1	Notwithstanding any other provision of this Agreement, to the extent that the Indemnitee is, by reason of his Corporate Status, a witness, or is made (or asked) to respond to discovery requests, in any Proceeding to which the Indemnitee is not a party, he shall be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith.

3.	Advancement of Expenses.

3.1	Notwithstanding any other provision of this Agreement, the Company shall advance all Expenses incurred by or on behalf of the Indemnitee in connection with any Proceeding by reason of the Indemnitee’s Corporate Status within thirty (30) days after the receipt by the Company of a statement or statements from the Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by the Indemnitee and shall include or be preceded or accompanied by a written undertaking by or on behalf of the Indemnitee to repay any Expenses advanced if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified against such Expenses. Any advances and undertakings to repay pursuant to this Section 3 shall be unsecured and interest free.

4.	Procedures and Presumptions for Determination of Entitlement to Indemnification.

4.1	It is the intent of this Agreement to secure for the Indemnitee rights of indemnity that are as favorable as may be permitted under the Act and public policy of the BVI.

Accordingly, the parties agree that the following procedures and presumptions shall apply in the event of any question as to whether the Indemnitee is entitled to indemnification under this Agreement:

(a)	To obtain indemnification under this Agreement, the Indemnitee shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification. The Secretary of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board in writing that the Indemnitee has requested indemnification. Notwithstanding the foregoing, any failure of the Indemnitee to provide such a request to the Company, or to provide such a request in a timely fashion, shall not relieve the Company of any liability that it may have to the Indemnitee unless, and to the extent that, such failure actually and materially prejudices the interests of the Company.

(b)	Upon written request by the Indemnitee for indemnification pursuant to the first sentence of Section 4.1(a) hereof, a determination with respect to the Indemnitee’s entitlement thereto shall be made in the specific case by one of the following four methods, which shall be at the election of the Board (1) by a majority vote of the Disinterested Directors, even though less than a quorum, (2) by a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors, even though less than a quorum, (3) if there are no Disinterested Directors or if the Disinterested Directors so direct, by independent legal counsel in a written opinion to the Board, a copy of which shall be delivered to the Indemnitee, or (4) if so directed by the Board, by the shareholders of the Company. For purposes hereof, Disinterested Directors are those members of the Board who are not parties to the action, suit or proceeding in respect of which indemnification is sought by the Indemnitee.

(c)	If the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 4.1(b) hereof, the Independent Counsel shall be selected as provided in this Section 4.1(c). The Independent Counsel shall be selected by the Board. The Indemnitee may, within ten (10) days after such written notice of selection shall have been given, deliver to the Company a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 11 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected shall act as Independent Counsel. If a written objection is made and substantiated, the Independent Counsel selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit. If, within twenty (20) days after submission by the Indemnitee of a written request for indemnification pursuant to Section 4.1(a) hereof, no Independent Counsel shall have been selected and not objected to, either the Company or the Indemnitee may petition the applicable court in the BVI or other court of competent jurisdiction for resolution of any objection which shall have been made by the Indemnitee to the Company’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the court or by such other person as the court shall designate, and the person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel under Section 4.1(b) hereof. The Company shall pay any and all reasonable fees and expenses of Independent Counsel incurred by such Independent Counsel in connection with acting pursuant to Section 4.1(b) hereof, and the Company shall pay all reasonable fees and expenses incident to the procedures of this Section 4.1(c), regardless of the manner in which such Independent Counsel was selected or appointed.

(d)	In making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall presume that the Indemnitee is entitled to indemnification under this Agreement. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence. Neither the failure of the Company (including by its directors or independent legal counsel) to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the Company (including by its directors or independent legal counsel) that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct.

(e)	The Indemnitee shall be deemed to have acted honestly and in good faith if the Indemnitee’s action is based on the records or books of account of the Enterprise (as hereinafter defined), including financial statements, or on information supplied to the Indemnitee by the officers of the Enterprise in the course of their duties, or on the advice of legal counsel for the Enterprise or on information or records given or reports made to the Enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Enterprise. In addition, the knowledge and/or actions, or failure to act, of any director, officer, agent or employee of the Enterprise shall not be imputed to the Indemnitee for purposes of determining the right to indemnification under this Agreement. Whether or not the foregoing provisions of this Section 4.1(e) are satisfied, it shall in any event be presumed that the Indemnitee has at all times acted in good faith and in a manner he reasonably believed to be in the best interests of the Company. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

(f)	If the person, persons or entity empowered or selected under Section 4 to determine whether the Indemnitee is entitled to indemnification shall not have made a determination within sixty (60) days after receipt by the Company of the request therefor, the requisite determination of entitlement to indemnification shall be deemed to have been made and the Indemnitee shall be entitled to such indemnification absent (i) a misstatement by the Indemnitee of a material fact, or an omission of a material fact necessary to make the Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law; provided, however, that such sixty (60) day period may be extended for a reasonable time, not to exceed an additional thirty (30) days, if the person, persons or entity making such determination with respect to entitlement to indemnification in good faith requires such additional time to obtain or evaluate documentation and/or information relating thereto; and provided further, that the foregoing provisions of this Section 4.1(f) shall not apply if the determination of entitlement to indemnification is to be made by the shareholders pursuant to Section 4.1(b) of this Agreement and if (A) within fifteen (15) days after receipt by the Company of the request for such determination, the Board or the Disinterested Directors, if appropriate, resolve to submit such determination to the shareholders for their consideration at an annual meeting thereof to be held within seventy five (75) days after such receipt and such determination is made thereat, or (B) a special general meeting of shareholders is called within fifteen (15) days after such receipt for the purpose of making such determination, such meeting is held for such purpose within sixty (60) days after having been so called and such determination is made thereat.

(g)	The Indemnitee shall cooperate with the person, persons or entity making such determination with respect to the Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to the Indemnitee and reasonably necessary to such determination. Any Independent Counsel, member of the Board or shareholder of the Company shall act reasonably and in good faith in making a determination regarding the Indemnitee’s entitlement to indemnification under this Agreement. Any costs or expenses (including attorneys’ fees and disbursements) incurred by the Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to the Indemnitee’s entitlement to indemnification) and the Company hereby indemnifies and agrees to hold the Indemnitee harmless therefrom.

(h)	The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of the Indemnitee to indemnification or create a presumption that the Indemnitee did not act honestly and in good faith and in a manner which he reasonably believed to be in the best interests of the Company or, with respect to any criminal Proceeding, that the Indemnitee had reasonable cause to believe that his conduct was unlawful.

5.	Remedies of the Indemnitee.

(a)	In the event that (i) a determination is made pursuant to Section 4 of this Agreement that the Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 3 of this Agreement, (iii) no determination of entitlement to indemnification is made pursuant to Section 4.1(b) of this Agreement within ninety (90) days after receipt by the Company of the request for indemnification, (iv) payment of indemnification is not made pursuant to this Agreement within ten (10) days after receipt by the Company of a written request therefor, or (v) payment of indemnification is not made within ten (10) days after a determination has been made that the Indemnitee is entitled to indemnification or such determination is deemed to have been made pursuant to Section 4 of this Agreement, the Indemnitee shall be entitled to an adjudication in an appropriate court of the BVI , or in any other court of competent jurisdiction, of the Indemnitee’s entitlement to such indemnification. the Indemnitee shall commence such proceeding seeking an adjudication within one hundred eighty (180) days following the date on which the Indemnitee first has the right to commence such proceeding pursuant to this Section 5.1(a). The Company shall not oppose the Indemnitee’s right to seek any such adjudication.

(b)	Notwithstanding anything in this Agreement to the contrary, no determination as to entitlement to indemnification under this Agreement shall be required to be made prior to the final disposition of the Proceeding.

6.	Non-Exclusivity; Survival of Rights; Insurance; Primacy of Indemnification; Subrogation.

(a)	The rights of indemnification as provided by this Agreement shall not be deemed exclusive of any other rights to which the Indemnitee may at any time be entitled under applicable law, the Memorandum and Articles, any agreement, a vote of shareholders, a resolution of directors of the Company, or otherwise. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of the Indemnitee under this Agreement in respect of any action taken or omitted by such the Indemnitee in his Corporate Status prior to such amendment, alteration or repeal. To the extent that a change in the Act, whether by statute or judicial decision, permits greater indemnification than would be afforded currently under the Memorandum and Articles and this Agreement, it is the intent of the parties hereto that the Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

(b)	To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, officers, employees, or agents or fiduciaries of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that such person serves at the request of the Company, the Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any director, officer, employee, agent or fiduciary under such policy or policies. If, at the time of the receipt of a notice of a claim pursuant to the terms hereof, the Company has directors and officers liability insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies.

(c)	In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

(d)	The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that the Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

(e)	The Company’s obligation to indemnify or advance Expenses hereunder to the Indemnitee who is or was serving at the request of the Company as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be reduced by any amount the Indemnitee has actually received as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

7.	Exception to Right of Indemnification.

7.1	Notwithstanding any provision in this Agreement, the Company shall not be obligated under this Agreement to make any indemnity in connection with any claim made against the Indemnitee:

(a)	for which payment has actually been made to or on behalf of the Indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provision, provided, that the foregoing shall not affect the rights of the Indemnitee; or

(b)	for an accounting of profits made from the purchase and sale (or sale and purchase) by the Indemnitee of securities of the Company within the meaning of Section 16.1(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of state statutory law or common law; or

(c)	in connection with any Proceeding (or any part of any Proceeding) initiated by the Indemnitee, including any Proceeding (or any part of any Proceeding) initiated by the Indemnitee against the Company or its directors, officers, employees or other indemnitees, unless (i) the Board authorized the Proceeding (or any part of any Proceeding) prior to its initiation, or (ii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law.

8.	Duration of Agreement.

8.1	All agreements and obligations of the Company contained herein shall continue during the period the Indemnitee is an officer or director of the Company (or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) and shall continue thereafter so long as the Indemnitee shall be subject to any Proceeding (or any proceeding commenced under Section 5 hereof) by reason of his Corporate Status, whether or not he is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Agreement.

9.	Security.

9.1	To the extent requested by the Indemnitee and approved by the Board, the Company may at any time and from time to time provide security to the Indemnitee for the Company’s obligations hereunder through an irrevocable bank line of credit, funded trust or other collateral. Any such security, once provided to the Indemnitee, may not be revoked or released without the prior written consent of the Indemnitee.

10.	Enforcement.

10.1	The Company expressly confirms and agrees that it has entered into this Agreement and assumes the obligations imposed on it hereby in order to induce the Indemnitee to serve as an officer or director of the Company, and the Company acknowledges that the Indemnitee is relying upon this Agreement in serving as an officer or director of the Company.

10.2	This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof.

10.3	The Company shall not seek from a court, or agree to, a “bar order” which would have the effect of prohibiting or limiting the Indemnitee’s rights to receive advancement of expenses under this Agreement.

11.	Definitions.

11.1	For purposes of this Agreement:

(a)	“Corporate Status” describes the status of a person who is or was a director, officer, employee, agent or fiduciary of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that such person is or was serving at the express written request of the Company.

(b)	“Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by the Indemnitee.

(c)	“Enterprise” shall mean the Company and any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that the Indemnitee is or was serving at the express written request of the Company as a director, officer, employee, agent or fiduciary.

(d)	“Expenses” shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, participating, or being or preparing to be a witness in a Proceeding, or responding to, or objecting to, a request to provide discovery in any Proceeding. Expenses also shall include Expenses incurred in connection with any appeal resulting from any Proceeding and any federal, state, local or foreign taxes imposed on the Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement, including without limitation the premium, security for, and other costs relating to any cost bond, supersede as bond, or other appeal bond or its equivalent. Expenses, however, shall not include amounts paid in settlement by the Indemnitee or the amount of judgments or fines against the Indemnitee.

(e)	“Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent (i) the Company or the Indemnitee in any matter material to either such party (other than with respect to matters concerning the Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or the Indemnitee in an action to determine the Indemnitee’s rights under this Agreement. The Company agrees to pay the reasonable fees of the Independent Counsel referred to above and to fully indemnify such counsel against any and all Expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

(f)	“Proceeding” includes any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought by or in the right of the Company or otherwise and whether civil, criminal, administrative or investigative, in which the Indemnitee was, is or will be involved as a party or otherwise, by reason of his or her Corporate Status, by reason of any action taken by him or of any inaction on his part while acting in his or her Corporate Status; in each case whether or not he is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Agreement; including one pending on or before the date of this Agreement, but excluding one initiated by an Indemnitee pursuant to Section 5 of this Agreement to enforce his rights under this Agreement.

12.	Severability.

12.1	The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. Without limiting the generality of the foregoing, this Agreement is intended to confer upon the Indemnitee indemnification rights to the fullest extent permitted by applicable laws. In the event any provision hereof conflicts with any applicable law, such provision shall be deemed modified, consistent with the aforementioned intent, to the extent necessary to resolve such conflict.

13.	Modification and Waiver.

13.1	No supplement, modification, termination or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

14.	Notice By the Indemnitee.

14.1	The Indemnitee agrees promptly to notify the Company in writing upon being served with or otherwise receiving any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification covered hereunder. The failure to so notify the Company shall not relieve the Company of any obligation which it may have to the Indemnitee under this Agreement or otherwise unless and only to the extent that such failure or delay materially prejudices the Company.

15.	Notices.

15.1	All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent:

(a)	To the Indemnitee at the address set forth below the Indemnitee signature hereto.

(b)	To the Company at:

Star Fashion Culture Holdings Limited

Lot A99, Jalan 2A-3, A101 & A102, Jalan 2A, Kawasan Perusahaan Miel

Sungai Lalang, 08000 Sungai Petani, Kedah Darul Aman, Malaysia

or to such other address as may have been furnished to the Indemnitee by the Company or to the Company by the Indemnitee, as the case may be.

16.	Counterparts.

16.1	This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

17.	Headings.

17.1	The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

18.	Governing Law and Consent to Jurisdiction.

18.1	This Agreement shall be governed by the internal law of the BVI, without regard to its conflict of laws rules. Any unresolved controversy or claim arising out of or relating to this Agreement, except as (i) otherwise provided in this Agreement, or (ii) any such controversies or claims arising out of either party’s intellectual property rights for which a provisional remedy or equitable relief is sought, shall be submitted to arbitration by one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within thirty (30) days after names of potential arbitrators have been proposed by the American Arbitration Association (the “AAA”), then by one arbitrator having reasonable experience in corporate finance transactions of the type provided for in this Agreement and who is chosen by the AAA. The arbitration shall take place in New York, New York, in accordance with the AAA rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the New York Code of Civil Procedure, the arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. Each party will bear its own costs in respect of any disputes arising under this Agreement. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the Southern District of New York or any court of the State of New York having subject matter jurisdiction.

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IN WITNESS WHEREOF, the parties hereto have executed this Indemnification Agreement as of the date first above written.

Star Fashion Culture Holdings Limited

By:	/s/ Zhang Pingting
Name:	Zhang Pingting
Title:	Director

The Indemnitee

Signature:	/s/ Li Mengting
Name:	Li Mengting